Exhibit 10.2

PERFORMANCE AWARD AGREEMENT

THIS AGREEMENT is made on __________ ("Grant Date") between Oil States International, Inc., a Delaware corporation (the "Company"), and __________ ("Employee").

To carry out the purposes of the Oil States International, Inc. 2018 Equity Participation Plan (as amended from time to time, the "Plan"), by affording Employee the opportunity to acquire cash and shares of common stock of the Company ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1.Grant of Award. The Company grants to Employee on the Grant Date a performance award ("Performance Award") comprised of two separate components: (a) a target cash award, the payout of which is based on relative total shareholder return (the "TSR Component"); and (b) a target number of deferred Stock units equal to a target number of shares of Stock, the payout of which is based on the compounded annual growth rate of the Company's EBITDA (the "EBITDA Component"), each as set forth in the Notice of Performance Award Conditions ("Notice"), attached as Exhibit A, which Notice is incorporated herein by reference as a part of this Agreement. Subject to Section 2, the maximum amount of such cash award and the maximum number of such shares of Stock that Employee may earn pursuant to this Performance Award is determined by the applicable schedule set forth in the Notice. Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and conditions set forth herein and in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

2.Vesting.

(a)If Employee remains continuously employed by the Company from the Grant Date through December 31, 2021, this Performance Award shall vest in Employee on such date at the levels set forth in the Notice based upon achievement of the Company performance objectives set forth in the Notice ("Performance Objectives") during the period commencing on January 1, 2019 and ending December 31, 2021 (the "Performance Period"). As soon as administratively practicable after the end of the Performance Period (or such earlier date as set forth in Sections 2(b), (c) or (d)), the Compensation Committee of the Board ("Committee") shall affirm in writing the extent to which the Performance Objectives have been achieved and the cash and the number of units of deferred Stock that are vested in Employee as a result of such achievement.

(b)If on or after the eighteen-month anniversary of the Grant Date and prior to the end of the Performance Period (i) a "Change of Control" (as defined in Treasury Regulation Section 1.409A-3(i)(5) that also meets the definition of "Change of Control" under the Plan) of the Company occurs, (ii) Employee incurs a "Disability" (as defined in Treasury Regulation Section 1.409A-3(i)(4) that also meets the definition of "disability" under the Company's long-term disability plan), or (iii) Employee's employment terminates due to Employee's death, this Performance Award shall vest on the earliest of such events at the greater of the "Determined Percentage" (as defined below) and the "target" levels of performance as set forth in the Notice. For this purpose, the "Determined Percentage" means the percentage of vesting that would have occurred respecting the Performance Award pursuant to the Notice as if the last day of the Performance Period was the Determination Date (as defined below) and the Performance Objectives were measured as of such date. As soon as administratively practicable after the date of the applicable vesting event described in clauses (b)(i), (b)(ii) or (b)(iii) above, the Committee shall affirm in writing the extent to which the Performance Objectives have been achieved and the cash and the number of units of deferred Stock that vest as a result of such achievement. As used in this Agreement, the term "Determination Date" means (1) with respect to the TSR Component of the Performance Award, the date of the applicable vesting event, and (2) with respect to the EBITDA Component of the Performance Award, the most recently completed fiscal quarter of the Company coincident with or next preceding the date of the applicable vesting event.

(c)If on or after the Grant Date and prior to the end of the Performance Period the Employee terminates employment with the Company on or after age fifty-eight for a reason other than death or Disability ("Retirement"), this Performance Award shall vest on the date of such termination due to Retirement (the "Retirement Date") at the "Determined Percentage" (as defined below). For this purpose, the "Determined Percentage" means the percentage of vesting that would have occurred respecting the Performance Award pursuant to the Notice as if the last day of the Performance Period was the Determination Date and the Performance Objectives were measured as of such date; provided, however, that if the Retirement Date occurs prior to the eighteen-month anniversary of the Grant Date, then the amount determined pursuant to the preceding provisions of this sentence shall be multiplied by a fraction, the numerator of which is equal to the number of Employee's actual days of employment from the Grant Date to Employee's Retirement Date, and the denominator of which is equal to the total number of days in the Performance Period (determined without regard to Employee's Retirement). As soon as administratively practicable after the Retirement Date, the Committee shall affirm in writing the extent to which the Performance Objectives have been achieved and the cash and the number of units of deferred Stock that are vested in Employee as a result of such achievement.

(d)If prior to the eighteen-month anniversary of the Grant Date (i) a Change of Control occurs, (ii) Employee incurs a "Disability", or (iii) Employee's employment terminates due to Employee's death, this Performance Award shall vest on the earliest of such events at the greater of the "Determined Percentage" (as defined below) and the percentage attributable to the "target" levels of performance as set forth in the Notice. For this purpose, the "Determined Percentage" means the percentage of vesting that would have occurred respecting the Performance Award pursuant to the Notice as if the last day of the Performance Period was the Determination Date and the Performance Objectives were measured as of such date. Notwithstanding the foregoing, if the vesting event is as a result of (ii) or (iii) above, then both the percentage attributable to the "target" levels of performance as set forth in the Notice and the Determined Percentage shall be multiplied by a fraction, the numerator of which is equal to the number of Employee's actual days of employment from the Grant Date to the date of Disability or death, as applicable, and the denominator of which is equal to the total number of days in the Performance Period (determined without regard to the occurrence of the applicable vesting date). As soon as administratively practicable after the date of the applicable vesting event, the Committee shall affirm in writing the extent to which the Performance Objectives have been achieved and the cash and the number of units of deferred Stock that vest as a result of such achievement.

(e)If Employee's employment with the Company is terminated prior to the end of the Performance Period, and neither (b), (c) nor (d) above apply, this Performance Award automatically shall be forfeited in full, without payment, on such termination.

3.Payment. As soon as administratively practicable after, and in no event later than 2 ½ months following the end of the calendar year in which occurs, the earliest of the applicable vesting events pursuant to Section 2(a), (b), (c), or (d), Employee shall receive from the Company, subject to satisfying the tax withholding obligations of Section 6, the vested cash and the shares of Stock represented by the vested units of deferred Stock under this Performance Award. It is understood that the consideration for the issuance of such Stock is Employee's services to the Company, which services shall have a value not less than the par value of such Stock.

4.Community Interest of Spouse. The community interest, if any, of any spouse of Employee in this Performance Award shall be subject to all the terms, conditions and restrictions in the Plan, this Agreement and the Notice.

5.No Shareholder Rights. Neither Employee, nor anyone lawfully claiming under Employee, shall have any right to vote, receive dividends or any other privileges or rights of a shareholder of the Company with respect to the units of deferred Stock subject to this Performance Award, unless and until actual shares of Stock are delivered to Employee following the vesting of such deferred Stock units.

6.Withholding of Tax. To the extent that payment of this Performance Award results in compensation income to Employee for federal, state or other tax purposes, Employee, in Employee's discretion, shall (a) deliver to the Company, at the time of such payment, such amount of cash or shares of Stock, (b) direct the Company to withhold or "net" cash or such amount of Stock otherwise payable pursuant to this Agreement, or (c) provide any combination of (a) or (b), as required for the Company to meet its statutory minimum withholding obligations under applicable tax laws or regulations. Notwithstanding the foregoing, in satisfaction of the proceeding obligations, Employee may elect, in Employee's discretion, to have the Company withhold or "net" cash or shares of Stock otherwise payable pursuant to this Agreement with a value in excess of such minimum tax withholding obligations, but not in excess of the allowable withholding determined by the maximum individual statutory rate in the applicable jurisdiction.

7.Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any parent or subsidiary entity of the Company or any successor to any of the foregoing. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final. For purposes of this Agreement, termination of Employee's employment with the Company shall be interpreted consistent with the meaning of the term "separation from service" in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended ("Code").

8.Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Performance Award. Specifically, but not by way of limitation, the Committee's determinations respecting the attainment of the Performance Objectives shall be made in its sole discretion, shall be subject to such adjustments consistent with the intent of this Agreement as the Committee deems appropriate and shall not be subject to challenge by Employee or any other person.

9.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10.Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or any rights hereunder, except by will or the laws of descent and distribution.

11.Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company to terminate Employee anytime, with or without reason, or (b) the terms and conditions of any other written agreement between the Company and Employee, except as expressly provided therein.

12.Code Section 409A. Each payment under this Agreement is intended to be a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4). Each payment under this Agreement, and each payment or benefit payable pursuant to the terms of the benefit plans, programs and policies of the Company, shall be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision in the Plan or this Agreement to the contrary, if any payment or benefit provided for under this Agreement would be subject to additional taxes and interest under Section 409A of the Code if the Employee's receipt of such payment or benefit is not delayed in accordance with the requirements of Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be provided to the Employee (or the Employee's estate, if applicable) until the earlier of (i) the date of the Employee's death or (ii) the date that is six months after the date of the Employee's "separation from service" with the Company within the meaning of the Section 409A of the Code and the regulations promulgated thereunder.

13.Clawback. The Employee's receipt of this Performance Award is expressly conditioned on the Employee's agreement to the terms and provisions of this Section, and the Employee acknowledges that the Employee would not have received this Performance Award in the absence of such agreement. By accepting this Performance Award, the Employee acknowledges and agrees that:

(a)the compensation (inclusive of Stock) payable pursuant to this Performance Award and any other award granted to the Employee under the Plan (whether granted before, on or after the Grant Date) shall not be deemed fully earned or vested, even if paid or distributed to the Employee, if such compensation or any portion thereof is subject to recovery, revocation, recoupment or "clawback" by the Company or any of its affiliates pursuant to (i) the provisions of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (the "Act"), (ii) any rules or regulations promulgated under the Act or by any stock exchange on which the Company's Stock is listed (collectively, the "Rules"), or (iii) any compensation recoupment or clawback policies or procedures adopted by the Company or any of its affiliates, in each case with respect to clauses (i), (ii) and (iii) above as such provisions, rules, regulations, policies and procedures may be adopted and amended from time to time (including with retroactive effect); and

(b)any other compensation or benefit (inclusive of Stock) payable to or on behalf of the Employee from the Company or any of its affiliates (whether payable before, on or after the Grant Date, but excluding any compensation or benefit payable pursuant to a Performance Award granted under the Plan) shall not be deemed fully earned or vested, even if paid or distributed to the Employee, if such compensation, benefit or any portion thereof is subject to recovery, revocation, recoupment or clawback by the Company or any of its affiliates pursuant to the Act, the Rules or any compensation recoupment or clawback policies or procedures adopted by the Company or any of its affiliates, in each case as the Act, the Rules and such policies and procedures may be adopted and amended from time to time (including with retroactive effect).

In addition, the Employee hereby agrees (on behalf of the Employee and any other individual, entity or other person claiming under or through the Employee) that: (x) compensation payable pursuant to this Performance Award (inclusive of stock) and any other compensation or benefit payable to or on behalf of the Employee (whether under the Plan or otherwise) shall be subject to recovery, revocation, recoupment or clawback as provided in the preceding provisions of this Section; and (y) the Employee (or any such individual, entity or other person) shall not seek indemnification or contribution from the Company or any of its affiliates with respect to any amount so recovered, revoked, recouped or clawed back. This Section shall survive the termination of this Agreement.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective on the Grant Date which shall be within the ninety day period following January 1, 2019.

Oil States International, Inc.

By
Cindy B. Taylor
President and Chief Executive Officer

Employee

EXHIBIT A
NOTICE OF PERFORMANCE AWARD CONDITIONS

Specific Agreement Definitions:

Performance Period	January 1, 2019 - December 31, 2021
Target Cash Award	__________
Target Stock Award	__________

General Definitions:

Performance Measure 1	Relative Total Shareholder Return (TSR) compared against the 2019 Proxy Peer Group (Peer Group) approved by the Compensation Committee of the Board of Directors.	For Cash Award
TSR
Relative TSR is to be calculated based on average stock prices for the last 20 trading days of the calendar year preceding the Performance Period (i.e. last 20 trading days of 2018) compared to the last 20 trading days at the end of the Performance Period (i.e. last 20 trading days of 2021).

Performance Measure 2	Absolute EBITDA Growth	For Stock Award
Absolute EBITDA Growth
Compounded annual growth rate ("CAGR") at target level of 12.5% (100%, or target payout). Entry point of payout begins at 7.5% EBITDA CAGR level (50% payout) and 17.5% EBITDA CAGR level for overachievement (200% payout).

Performance Measure #1 TSR Performance Award as % of Grant Value
75th Percentile	(Top)	200%
50th Percentile	(Target)	100%
25th Percentile	(Bottom)	50%
<25th Percentile	(Non Qualifying)	—

NOTES:

•	Performance at the 25th percentile or above is required for payout, and performance at the 25th percentile will pay 50% of target.

•	Performance at the 50th percentile will pay 100% of target.

•	There will be graduated performance (on a straight line basis) for performance between the 25th and 50th percentiles, and the 50th and 75th percentiles.

•	Performance at the 75th percentile and above will pay 200% of target.

•	Payouts under the Performance Award Agreement will not exceed 200% of target.

TSR Percentile Ranking Methodology
14 Companies in Peer Group (including OIS)

TSR Rank	Percentile Rank	Percentile Group	Achievement
1	100%	75th	200%
2	92%	75th	200%
3	85%	75th	200%
4	77%	75th	200%
5	69%	50th	177%
6	62%	50th	146%
7	54%	50th	115%
8	46%	25th	92%
9	38%	25th	77%
10	31%	25th	62%
11	23%	—	0%
12	15%	—	0%
13	8%	—	0%
14	0%	—	0%

Three Year TSR as % of Grant Value
Top (75th)			200%
Middle (50th)			100%
Bottom (25th)			50%
Non Qualifying (<25th)			0%

ADDITIONAL LIMITATION: Notwithstanding the preceding provisions in this Agreement and Notice, in no event will the achievement percentage relating to the portion of this Performance Award that is based on TSR exceed the target percentage of 100% if the Company's TSR for the Performance Period (including any applicable reduced Performance Period determined pursuant to Section 2(b), (c), or (d) of this Agreement) is less than 0%.

Performance Measure #2 EBITDA CAGR Performance Award as % of Grant Value
≥ 17.5%	Overachievement	200%
12.5%	Target	100%
7.5%	Entry	50%
< 7.5%	Non Qualifying	—

Performance Measure #2 Calculation Details Absolute EBITDA Growth
P	Actual Performance Measure
E	Entry EBITDA CAGR
T	Target EBITDA CAGR
OA	Overachievement EBITDA CAGR
Performance Measure Achievement Levels	Shares Achieved at Vesting
If, P < E	0
If, E <= P < T	Target Shares * (0.5 + (0.5 * ((P - E) / (T - E))))
If, T <= P < OA	Target Shares * (1 + ((P - T) / (OA - T)))
If, P => OA	Target Shares * 200%

Example #1 100 = Target shares 7.5 = Entry Performance (E) 12.5 = Target Performance (T) 9 = Actual Performance (P)
Performance Measure Achievement Level	Shares Achieved at Vesting
E <= P < T 7.5 <= 9 < 12.5	Target Shares * (0.5 + (0.5 * ((P - E) / (T - E)))) 100 * (0.5 + (0.5 * ((9 - 7.5) / (12.5 - 7.5))))
65 shares achieved

Example #2 100 = Target shares 12.5 = Target Performance (T) 14 = Actual Performance (P) 17.5 = Overachievement Performance (OA)
Performance Measure Achievement Level	Shares Achieved at Vesting
T <= P < OA 12.5 <= 14 < 17.5	Target Shares * (1 + ((P - T) / (OA - T))) 100 * (1 + ((14 - 12.5) / (17.5 - 12.5)))
130 shares achieved